FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Michele Mazur (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2021 Fourth Quarter and Full-Year Results
Company Provides 2022 Guidance and Longer-Term Outlook (2022-2024)

•Revenue: Q4 of $4.1 billion, versus $4.5 billion last year; Full year of $16.1 billion, versus $14.0 billion last year
•Diluted EPS: Q4 of $5.75, versus $9.54 last year; Full year of $24.39, versus $15.88 last year
•Adjusted EPS: Q4 of $6.77, versus $10.56 last year; Full year of $28.52, versus $23.94 last year
•Free Cash Flow: Q4 of $548 million, versus $675 million last year; Full year of $2.6 billion, versus $1.8 billion last year
•Strengthened leading oncology position by agreeing to acquire Personal Genome Diagnostics Inc.
•Announced yesterday a comprehensive, long-term strategic agreement with Ascension; Arrangement includes acquisition of certain outreach laboratory assets with annual revenues of approximately $150 million and a purchase price of $400 million
•Full-Year 2022 Guidance: Adjusted EPS of $17.25 to $21.25 and Free Cash Flow of $1.7 billion to $1.9 billion
•Longer-Term Outlook (2022-2024): Base Business organic revenue compound annual growth of 4%-7% versus 2021; Base Business average annual margin expansion of 30 bps to 50 bps versus 2021; adjusted EPS compound annual growth of 11%-14% versus 2019

BURLINGTON, N.C., Feb. 10, 2022 – Labcorp (NYSE: LH), a leading global life sciences company, today announced results for the fourth quarter and year ended Dec. 31, 2021, full-year 2022 guidance and longer-term outlook.

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“Labcorp’s ability to harness science, innovation and technology helped us advance our strategy, effectively respond to the global pandemic, and drive meaningful financial performance throughout 2021,” said Adam Schechter, chairman and CEO of Labcorp. “We experienced Base Business growth of 8.2% in the fourth quarter and 19.4% in 2021. This provides significant momentum and sets the stage for continued Base Business growth in 2022 and beyond.”

In the fourth quarter and throughout the year, Labcorp made important contributions to the ongoing pandemic response while growing its core business.

The company furthered its efforts to advance cancer testing and the development of innovative treatments, including through the pending acquisition of Personal Genome Diagnostics, a leading provider of comprehensive liquid biopsy and tissue-based genomic products and services. Labcorp expanded on its solid record of pursuing high-growth opportunities and leveraging its unique diagnostics and drug development capabilities. By entering into a long-term relationship with Ascension, one of the nation’s largest health systems, the company expects to broaden access to its clinical laboratory services in 10 states. Labcorp will also acquire select assets of the health system’s outreach laboratory. The company expects first year annualized revenues to be between $550 million and $600 million. The transaction is expected to be accretive to the company’s earnings in year one and return its cost of capital by year two.

In December, Labcorp announced several actions to further enhance shareholder value following the conclusion of the company’s previously announced, comprehensive review of its structure and capital allocation strategy. The actions include the initiation of a dividend in the second quarter of 2022, the authorization of a $2.5 billion share repurchase program, of which $1.0 billion is being repurchased through an accelerated plan, and the implementation of a new LaunchPad business process improvement initiative that targets $350 million in savings over the next three years. The Board also unanimously concluded that the company’s existing structure is in the best interest of shareholders at this time. The Labcorp management team and Board are committed to continuing to evaluate all avenues for enhancing shareholder value.

Consolidated Results

Fourth Quarter Results

Revenue for the quarter was $4.06 billion, a decrease of (9.7%) from $4.49 billion in the fourth quarter of 2020. The decrease was due to organic revenue of (10.3%) and divestitures of (0.1%), partially offset by acquisitions of 0.6% and foreign currency translation of 0.1%. The (10.3%) decline in organic revenue was driven by a (15.3%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing), partially offset by a 5.0% increase in the company's organic Base Business. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $730.6 million, or 18.0% of revenue, compared to $1,293.2 million, or 28.8%, in the fourth quarter of 2020. The company recorded amortization, restructuring charges, and special items, which together totaled $171.5 million in the quarter, compared to $136.3 million during the same period in 2020. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $902.2 million, or 22.2% of revenue, compared to $1,429.5 million, or 31.8%, in the fourth quarter of 2020. The decrease in operating income and margin was due to a reduction in COVID-19 Testing.

Net earnings for the quarter were $553.0 million compared to $938.3 million in the fourth quarter of 2020. Diluted EPS were $5.75 in the quarter compared to $9.54 during the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $6.77 in the quarter compared to $10.56 in the fourth quarter of 2020.

Operating cash flow for the quarter was $697.5 million compared to $774.6 million in the fourth quarter of 2020. The decrease in operating cash flow was due to lower cash earnings, partially offset by favorable working capital. Capital expenditures totaled $150.0 million compared to $99.4 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $547.5 million compared to $675.2 million in the fourth quarter of 2020.

At the end of the quarter, the company’s cash balance and total debt were $1.5 billion and $5.4 billion, respectively. During the quarter, the company invested $170.9 million on acquisitions and executed an accelerated stock repurchase program totaling $1.0 billion. As a result of the accelerated stock repurchase program, the company purchased approximately 2.7 million shares at inception, and a final share settlement will occur on or before April 29, 2022.

Full Year Results

Revenue was $16.12 billion, an increase of 15.3% from $13.98 billion in 2020. The increase was due to organic growth of 13.8%, acquisitions of 0.7%, and foreign currency translation of 0.9%, partially offset by divestitures of (0.1%). The organic revenue increase includes a 14.0% contribution from the company's organic Base Business and a (0.2%) decrease in COVID-19 Testing.

Operating income was $3.26 billion, or 20.2% of revenue, compared to $2.45 billion, or 17.5%, in 2020. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $571.5 million compared to $886.5 million during 2020. This decrease was due to the goodwill impairment recorded in the first quarter of 2020. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $3.83 billion, or 23.8% of revenue, compared to $3.33 billion, or 23.8%, in 2020. The increase in operating income was primarily due to a recovery in the Base Business, partially offset by a decrease in COVID-19 Testing.

Net earnings were $2.38 billion compared to $1.56 billion in 2020. Diluted EPS were $24.39 compared to $15.88 in 2020. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $28.52 compared to $23.94 in 2020.

Operating cash flow was $3.11 billion compared to $2.14 billion in 2020. The increase in operating cash flow was due to favorable working capital. Capital expenditures totaled $460.4 million compared to $381.7 million in 2020. As a result, free cash flow (operating cash flow less capital expenditures) was $2.65 billion compared to $1.75 billion in 2020.

During the year the company repurchased $1,668.5 million of stock representing approximately 5.2 million shares, invested $496.9 million on acquisitions, and paid down $375.0 million of debt.

Fourth Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.62 billion, a decrease of (16.9%) from $3.15 billion in the fourth quarter of 2020. The decrease was due to organic revenue of (17.8%), partially offset by acquisitions of 0.7% and foreign currency translation of 0.2%. The decrease in organic revenue was due to a (21.8%) reduction in COVID-19 Testing, partially offset by a 4.1% increase in the Base Business.

Total volume (measured by requisitions) decreased by (8.7%) as organic volume decreased by (8.9%), partially offset by acquisition volume of 0.3%. Organic volume was impacted by a (14.6%) decrease in COVID-19 Testing, partially offset by a 5.7% increase in Base Business. Price/mix decreased by (8.2%) due to COVID-19 Testing of (7.2%) and Base Business of (1.6%), partially offset by acquisitions of 0.5%, and currency of 0.2%. Organic Base Business volume was up 8.1% compared to the Base Business last year, while price/mix was down (1.0%).

Adjusted operating income for the quarter was $775.9 million, or 29.6% of revenue, compared to $1,234.4 million, or 39.1%, in the fourth quarter of 2020. Adjusted operating income and margin declined due to a reduction in COVID-19 Testing. Base Business adjusted operating income and margin were up due to increased demand and LaunchPad savings, partially offset by higher personnel costs. The company achieved its goal to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Drug Development
Revenue for the quarter was $1.45 billion, an increase of 3.9% from $1.40 billion in the fourth quarter of 2020. The increase was due to organic Base Business growth of 7.9% and acquisitions of 0.3%, partially offset by lower COVID-19 Testing performed through its Central Laboratories business of (4.0%) and divestitures of (0.3%).

Adjusted operating income for the quarter was $205.7 million, or 14.2% of revenue, compared to $248.4 million, or 17.8%, in the fourth quarter of 2020. Adjusted operating income and margin declined primarily due to lower COVID-19 Testing. In the Base Business, higher personnel and other inflationary costs were partially offset by organic growth and LaunchPad savings. Drug Development excludes expense related to the Enterprise component of its bonus, which is included in unallocated corporate expense.

Net orders and net book-to-bill during the trailing twelve months were $7.28 billion and 1.25, respectively. Backlog at the end of the quarter was $14.96 billion, an increase of 8.7% compared to last year. The company expects approximately $5.01 billion of its backlog to convert into revenue in the next twelve months.

2022 Guidance

The following guidance assumes foreign exchange rates effective as of Dec. 31, 2021, for the full year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)

	Results	2022 Guidance

	2021	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$16.1	(6.5%)	(1.5%)
Base Business (2)	$13.4	7.5%	10.0%
COVID-19 Testing (2)	$2.8	(75.0%)	(60.0%)

Total Diagnostics (3)	$10.4	(17.5%)	(11.5%)
Base Business	$7.6	3.5%	6.0%
COVID-19 Testing	$2.8	(75.0%)	(60.0%)

Total Drug Development (4)	$5.8	7.0%	9.5%
Base Business	$5.8	7.5%	10.0%

Adjusted EPS	$28.52	$17.25	$21.25

Free Cash Flow (5)	$2.65	$1.7	$1.9

(1) 2022 Guidance includes an impact from foreign currency translation of (0.2%)
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue
(3) 2022 Guidance includes an impact from foreign currency translation of (0.1%)
(4) 2022 Guidance includes an impact from foreign currency translation of (0.4%)
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Longer-Term Outlook (2022-2024)

The following outlook assumes foreign exchange rates effective as of Dec. 31, 2021. Enterprise level outlook includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

Base Business Organic Revenue Growth (CAGR vs 2021)
Labcorp Enterprise	4% to 7%
Diagnostics	2.5% to 4.5%
Drug Development	7% to 10%

Acquisition Revenue Growth (CAGR vs 2021)
Labcorp Enterprise	2% to 3%

Base Business Average Annual Margin Expansion (vs 2021)
Labcorp Enterprise	30 bps to 50 bps

Adjusted EPS Growth (CAGR vs 2019)	11% to 14%

Targeted Gross Debt to EBITDA Leverage	2.5x to 3.0x

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 877-825-4844 (631-813-4900 for international callers). The conference ID is 1756959. A telephone replay of the call will be available through Feb. 24, 2022, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 1756959. A live online broadcast of Labcorp’s quarterly conference call on Feb. 10, 2022, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through Jan. 27, 2023.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 75,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $16.1 billion in 2021. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2022 guidance and the longer-term outlook and the related assumptions of each, (ii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iii) the company's responses to the COVID-19 pandemic, (iv) future business strategies, (v) expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and (vi) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, the trading price of the Company’s stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace, and the company’s ability (or inability) to execute on the actions it announced in response to its review of the company’s structure and changes in capital allocation strategy, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, the company's ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, inflation, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues	$4,056.1	$4,489.8	$16,120.9	$13,978.5

Cost of revenues	2,681.1	2,584.9	10,496.6	9,025.7

Gross profit	1,375.0	1,904.9	5,624.3	4,952.8

Selling, general and administrative expenses	543.7	518.0	1,952.1	1,729.3
Amortization of intangibles and other assets	92.9	90.8	369.6	275.4
Restructuring and other charges	7.8	1.7	43.1	40.6
Goodwill and other asset impairments	—	1.2	—	462.1
Operating income	730.6	1,293.2	3,259.5	2,445.4

Other income (expense):
Interest expense	(43.1)	(48.3)	(212.1)	(207.4)
Equity method income, net	5.6	4.7	26.5	2.9
Investment income	1.9	2.6	10.2	10.3
Other, net	(9.0)	(9.5)	42.5	(32.1)

Earnings before income taxes	686.0	1,242.7	3,126.6	2,219.1

Provision for income taxes	132.4	304.1	747.1	662.1

Net earnings	553.6	938.6	2,379.5	1,557.0
Less: Net earnings attributable to the noncontrolling interest	(0.6)	(0.3)	(2.2)	(0.9)

Net earnings attributable to Laboratory Corporation of America Holdings	$553.0	$938.3	$2,377.3	$1,556.1

Basic earnings per common share	$5.80	$9.62	$24.60	$15.99

Diluted earnings per common share	$5.75	$9.54	$24.39	$15.88

Weighted average basic shares outstanding	95.3	97.5	96.7	97.3

Weighted average diluted shares outstanding	96.2	98.3	97.5	98.0

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$1,472.7	$1,320.8
Accounts receivable	2,261.5	2,479.8
Unbilled services	716.8	536.8
Supplies inventory	401.4	423.2
Prepaid expenses and other	478.1	404.8
Total current assets	5,330.5	5,165.4

Property, plant and equipment, net	2,815.4	2,729.6
Goodwill, net	7,958.9	7,711.5
Intangible assets, net	3,735.5	3,961.1
Joint venture partnerships and equity method investments	60.9	73.5
Deferred income taxes	21.6	20.6
Other assets, net	462.6	410.0
Total assets	$20,385.4	$20,071.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$621.3	$638.9
Accrued expenses and other	1,404.1	1,357.7
Unearned revenue	558.5	506.5
Short-term operating lease liabilities	187.0	192.0
Short-term finance lease liabilities	10.5	6.7
Short-term borrowings and current portion of long-term debt	1.5	376.7
Total current liabilities	2,782.9	3,078.5

Long-term debt, less current portion	5,416.5	5,419.0
Operating lease liabilities	642.5	677.6
Financing lease liabilities	84.6	84.4
Deferred income taxes and other tax liabilities	763.4	828.9
Other liabilities	402.0	526.4
Total liabilities	10,091.9	10,614.8

Commitments and contingent liabilities
Noncontrolling interest	20.6	20.7

Shareholders’ equity
Common stock, 93.1 and 97.5 shares outstanding at December 31, 2021 and 2020, respectively	8.5	9.0
Additional paid-in capital	—	110.3
Retained earnings	10,456.4	9,478.8
Accumulated other comprehensive loss	(192.0)	(161.9)
Total shareholders’ equity	10,272.9	9,436.2
Total liabilities and shareholders’ equity	$20,385.4	$20,071.7

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$553.6	$938.6	$2,379.5	$1,557.0

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	188.0	183.9	745.1	624.7
Stock compensation	42.1	26.8	153.7	111.7
Operating lease right-of-use asset expense	49.6	49.6	194.9	200.3
Goodwill and other asset impairments	—	1.2	—	462.1
Deferred income taxes	26.1	1.5	(75.9)	(47.0)
Other, net	17.0	28.2	(24.0)	83.4
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	86.4	(366.5)	222.0	(913.4)
(Increase) decrease in unbilled services	6.7	75.3	(179.2)	(42.5)
(Increase) decrease in inventory	9.3	(49.1)	2.8	(196.6)
(Increase) decrease in prepaid expenses and other	4.2	(31.5)	(68.2)	(5.4)
Increase (decrease) in accounts payable	(44.8)	(22.6)	(10.2)	(5.3)
Increase (decrease) in deferred revenue	(38.8)	4.3	45.0	48.4
Increase (decrease) in accrued expenses and other	(201.9)	(65.1)	(275.9)	257.9
Net cash provided by operating activities	697.5	774.6	3,109.6	2,135.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(150.0)	(99.4)	(460.4)	(381.7)
Purchase of investments	(20.2)	(10.8)	(27.8)	(40.1)
Proceeds from sale of assets	83.8	41.0	87.3	42.1
Proceeds from sale or distribution of investments	2.8	(3.1)	13.2	1.0
Proceeds from exit from swaps	—	3.1	—	3.1
Acquisition of businesses, net of cash acquired	(170.9)	(58.8)	(496.9)	(267.6)
Net cash used for investing activities	(254.5)	(128.0)	(884.6)	(643.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Notes offerings	—	—	1,000.0	—
Payments on Senior Notes	—	—	(1,000.0)	(412.2)
Payments on term loan	—	—	(375.0)	—
Proceeds from revolving credit facilities	—	—	—	151.7
Payments on revolving credit facilities	—	—	—	(151.7)
Net share settlement tax payments from issuance of stock to employees	(3.0)	(2.6)	(47.4)	(34.5)
Net proceeds from issuance of stock to employees	0.9	5.3	51.7	55.9
Purchase of common stock	(1,000.0)	—	(1,668.5)	(100.0)
Other	(6.5)	(3.7)	(26.6)	(26.6)

Net cash used for financing activities	(1,008.6)	(1.0)	(2,065.8)	(517.4)

Effect of exchange rate changes on cash and cash equivalents	1.8	8.0	(7.3)	8.6

Net increase in cash and cash equivalents	(563.8)	653.6	151.9	983.3
Cash and cash equivalents at beginning of period	2,036.5	667.2	1,320.8	337.5

Cash and cash equivalents at end of period	$1,472.7	$1,320.8	$1,472.7	$1,320.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Adjusted Segment Information
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Diagnostics
Revenues	$2,622.8	$3,154.6	$10,363.6	$9,253.4

Adjusted Operating Income	$775.9	$1,234.4	$3,205.6	$2,801.3
Adjusted Operating Margin	29.6%	39.1%	30.9%	30.3%

Drug Development
Revenues	$1,452.6	$1,398.3	$5,845.5	$4,877.7

Adjusted Operating Income	$205.7	$248.4	$887.1	$721.6
Adjusted Operating Margin	14.2%	17.8%	15.2%	14.8%

Consolidated
Revenues	$4,056.1	$4,489.8	$16,120.9	$13,978.5

Adjusted Segment Operating Income	$981.6	$1,482.8	$4,092.7	$3,522.9
Unallocated corporate expense	$(79.4)	$(53.3)	$(261.6)	$(191.0)
Consolidated Adjusted Operating Income	$902.2	$1,429.5	$3,831.1	$3,331.9
Adjusted Operating Margin	22.2%	31.8%	23.8%	23.8%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Adjusted Operating Income
Operating Income	$730.6	$1,293.2	$3,259.5	$2,445.4
Amortization of intangibles and other assets (a)	92.9	90.8	369.6	275.4
Restructuring and other charges (b)	7.8	1.7	43.1	40.6
Acquisition and disposition-related costs (c)	9.0	13.0	28.1	30.2
LaunchPad system implementation costs (d)	3.1	—	8.6	1.3
Executive transition expenses (e)	0.7	2.2	6.3	14.6
COVID-19 related costs (f)	40.9	21.2	71.9	63.9
Goodwill and other asset impairments (g)	—	1.2	—	462.1
Retention bonuses (h)	8.6	—	18.2	—
Other (i)	8.6	6.2	25.8	(1.6)
Adjusted operating income	$902.2	$1,429.5	$3,831.1	$3,331.9

Adjusted Net Income
Net Income	$553.0	$938.3	$2,377.3	$1,556.1
Impact of adjustments to operating income	171.6	136.3	571.6	886.5
(Gains) / losses on venture fund investments, net (j)	3.0	2.4	(50.1)	27.8
(Gain) / loss on sale of business (k)	0.1	0.7	6.2	1.2
Debt refinancing costs (l)	—	—	33.4	—
Other	3.0	—	3.0	(1.6)
Tax reform adjustments (m)	—	—	17.1	—
Income tax impact of adjustments (n)	(79.8)	(39.0)	(178.2)	(123.9)
Adjusted net income	$650.9	$1,038.7	$2,780.3	$2,346.1

Weighted average diluted shares outstanding	96.2	98.3	97.5	98.0

Adjusted net income per share	$6.77	$10.56	$28.52	$23.94

(a)	Amortization of intangible assets acquired as part of business acquisitions. In the fourth quarter of 2020, the company announced a rebranding resulting in an acceleration of the amortization of acquired trade names impacting amortization for the three months ended December 31, 2020 and the twelve months ended December 31, 2021.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with the company's LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of systems as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions resulting from the COVID-19 pandemic.
(h)	Due to the current tight labor markets the company implemented a targeted retention program within the Drug Development segment for a select group of positions experiencing higher than normal turnover.
(i)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, and acquisition contingent purchase price adjustments.
(j)	The company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	Represent the loss on sale of certain assets by the Drug Development business.
(l)	During the second quarter of 2021, the company refinanced $1,000.0 million in senior notes due in February and August 2022 and incurred costs related to the make-whole provisions and the acceleration of deferred financing costs.
(m)	During the second quarter of 2021, the UK tax authorities announced increased future tax rates resulting in the revaluation of the UK tax assets and liabilities.
(n)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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